1. Could you please state why you have dismissed Deloitte & Touche, LLP as your independent registered accountant? How long will it take you to select a new accounting firm?

Deloitte provided the Company with advice on how to account for its core business that Deloitte itself now says was inaccurate. We relied on this advice to our detriment and are now engaged in a costly process to file corrected statements. For these and other reasons, the Audit Committee lost confidence in Deloitte’s ability to perform their required duties.

The Company is in the process of seeking engagement proposals from other independent accountants and will have another firm engaged as soon as the circumstances allow.

2. Why do you feel that the required accounting change will improve your ability to clearly communicate the company’s financial performance to your shareholders?

We don’t yet have enough information to say with complete confidence that the new accounting will be better than the old, but we are optimistic based on what we know. Our previous GAAP accounting was complex. We did our best to provide additional disclosures to help shareholders understand the Company’s results, however we are not confident our explanations were easily understood. If we end up with GAAP accounting that is simple and matches the economics of the business, it will be worth the effort.

Cautionary Statement Regarding Forward Looking Information

Certain statements in this release that are not historical facts, such as those using terms like “believes,” “expects,” “anticipates,” “assumptions,” “forecasts,” “estimates” and those regarding the Company’s future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent the Company’s outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

•	the Company’s potential inability to accurately forecast and estimate the amount and timing of future collections,

•	the Company’s pending restatement of prior years financial statements,

•	increased competition from traditional financing sources and from non-traditional lenders,

•	the unavailability of funding at competitive rates of interest,

•	the Company’s potential inability to continue to obtain third party financing on favorable terms,

•	the Company’s potential inability to generate sufficient cash flow to service its debt and fund its future operations,

•	adverse changes in applicable laws and regulations,

•	adverse changes in economic conditions,

•	adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

•	the Company’s potential inability to maintain or increase the volume of automobile loans,

•	an increase in the amount or severity of litigation against the Company,

•	the loss of key management personnel or the inability to hire qualified personnel,

•	the effect of terrorist attacks and potential attacks, and

•	various other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company’s results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.